CBS INC. and subsidiaries

      EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON SHARE (Unaudited)

                   (In millions, except per share amounts)

                                                    PRIMARY
                                        Three months        Six months
                                       ended June 30       ended June 30

                                        1995    1994        1995    1994
Earnings:
 Net Income                             $51.9  $109.3       $73.7  $178.6
 Dividends on Series B preference
  stock                                  (2.3)   (3.1)       (4.6)   (6.8)
 Net income applicable to common
  shares                                $49.6  $106.2       $69.1  $171.8

Shares:
 Weighted average number of common
  shares outstanding                     61.6    77.7        61.5    77.6

Per share:

 Earnings per common share              $ .80   $1.36       $1.12  $ 2.21



























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                          CBS INC. and subsidiaries

EXHIBIT 11 (continued) - COMPUTATION OF EARNINGS PER COMMON SHARE (Unaudited)

                   (In millions, except per share amounts)


                                                 FULLY DILUTED
                                        Three months         Six months
                                       ended June 30        ended June 30

                                        1995    1994        1995     1994
Earnings:
 Net Income                            $51.9   $109.3      $73.7    $178.6

Shares:
 Weighted average number of common
  shares outstanding                    61.6     77.7       61.5      77.6
 Common stock equivalents                 .5       .5         .5        .6
 Assumed conversion of Series B
  preference stock                       3.1      4.1        3.2       4.1
 Adjusted shares                        65.2     82.3       65.2      82.3


Per share:

 Earnings per common share             $ .79(a) $1.33(a)   $1.13(b) $ 2.17(a)





(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.


(b) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to APB Opinion No. 15 because it produces an anti-dilutive effect.
















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